Exhibit 2.3

FIRST AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “First Amendment”), dated as of May 7, 2009, by and between Kevin Jones, an individual residing at 752 Rodeo Circle, Orange, CA 92869 (“Seller”) and Higher One, Inc., a Delaware corporation having a place of business at 25 Science Park, New Haven, Connecticut 06511 (“Buyer”).

RECITALS:

WHEREAS, Seller and Buyer are parties to that certain Intellectual Property Purchase Agreement, dated as of June 9, 2008 (the “IP Purchase Agreement”); and

WHEREAS, the parties hereto have agreed to amend the IP Purchase Agreement on the terms set forth herein.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Incorporation by Reference; Defined Terms.

(a) The recitals set forth above are hereby incorporated herein by reference.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the IP Purchase Agreement.

Section 2. Amendments to IP Purchase Agreement.

(a) The list of colleges and universities on Exhibit B to the IP Purchase Agreement is hereby amended and restated in its entirety to include each college and university listed on Annex A attached hereto.

(b) The IP Purchase Agreement is hereby amended in accordance with the terms hereof, and this First Amendment and the IP Purchase Agreement shall hereafter be one agreement and any reference to the IP Purchase Agreement in any document, instruments or agreement shall hereafter mean and include the IP Purchase Agreement as amended hereby. Except as specifically amended hereby, the IP Purchase Agreement is hereby ratified and confirmed and shall remain in full force and effect after the date hereof.

Section 3. Miscellaneous.

(a) Governing Law. This First Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut, without regard to its conflict of law principles.

(b) Counterparts. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

(c) Facsimiles and Email. The parties hereby agree that delivery by facsimile transmission or email of signature pages hereto signed on behalf of the parties hereto shall constitute effective and binding execution and delivery of this First Amendment by such parties.

(d) Severability. If any provision of this First Amendment, or the application thereof to any party hereto, shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this First Amendment which can be given effect without the invalid and unenforceable provision or application, and to this end the parties hereto agree that the provisions of this First Amendment are and shall be severable.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this First Amendment as of the date first above written.

SELLER

/s/ Kevin B. Jones
Kevin Jones

BUYER

HIGHER ONE, INC.

By:	/s/ Mark Volchek
Name:	Mark Volchek
Title:	CEO

List of Annexes to First Amendment to Intellectual Property Purchase Agreement

The following is a list of the annexes to the First Amendment to Intellectual Property Purchase Agreement by and between Higher One, Inc. and Kevin Jones, which annexes have been omitted from this Exhibit 2.3 pursuant to Item 601(b)(2) of Regulation S-K. Higher One Holdings, Inc. undertakes to furnish supplementally to the SEC, upon request, a copy of any omitted annex.

    Annex

Annex A	Qualified Educational Institutions